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                                                                     EXHIBIT 5.1


                          [BAKER BOTTS L.L.P. LETTERHEAD]



October 5, 2001

Conoco Inc.
600 North Dairy Ashford
Houston, Texas  77079

Ladies and Gentlemen:

         As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Conoco Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to up to 67,551,469 shares of common stock (the "Shares"), par value $.01 per share, of the Company, together with the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights"), of which (i) 1,500,000 Shares are to be issued under the 2001 Global Performance Sharing Plan, (ii) 29,667,481 Shares are to be issued under the 1998 Stock and Performance Incentive Plan,
(iii) 200,000 Shares are to be issued under the Deferred Compensation Plan for Non-Employee Directors, (iv) 34,375,221 Shares to be issued under the 1998 Key Employee Stock Performance Plan, and (v) 1,808,767 Shares are to be issued under the 1998 Global Performance Sharing Plan (each as amended and restated as of the effective time of the Merger (as defined below), and, collectively, the "Plans"), we are passing upon certain legal matters in connection with the Shares and the Rights associated therewith for the Company. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

         In our capacity as your counsel in the connection referred to above, we have examined (i) the originals, or copies certified or otherwise identified, of the Plans, the Second Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the Restated Certificate of Incorporation of the Company to be effective as of the effective time of the merger (the "Merger") of Conoco Delaware I, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), with and into the Company pursuant to an Agreement and Plan of Merger dated as of July 17, 2001, as amended and restated in its entirety as of July 31, 2001, between the Company and Merger Sub, and the Rights Agreement, dated as of October 19, 1998, between the Company and EquiServe Trust Company, N.A., as successor rights agent to First Chicago Trust Company of New York, as Rights Agent, as amended (the "Rights Agreement"); and (ii) the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

         In giving the opinions below, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are


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Conoco Inc.                             2                        October 5, 2001



accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. For purposes of paragraph 2 below, we have assumed that the consideration received by the Company for the Shares will not be less than the par value of the Shares and that the Merger will become effective.

         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

         2. When issued by the Company pursuant to the provisions of the applicable Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof as provided in and in accordance with such Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of such Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and non-assessable.

         3. The issuance of the Rights associated with the Shares referred to in paragraph 2 above has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance from time to time in connection with the issuance of the associated Shares as provided in paragraph 2 above and in accordance with the terms of the Rights Agreement, the Rights associated with such Shares will be validly issued.

         The opinions set forth above are limited in all respects to (i) the General Corporation Law of the State of Delaware and (ii) the original issuance of Shares and Rights by the Company and does not cover shares of Common Stock and related Rights delivered by the Company out of shares and related Rights reacquired by it.

         The opinion set forth in paragraph 3 above is further limited to the valid issuance of the Rights under the General Corporation Law of the State of Delaware. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among stockholders.


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Conoco Inc.                             3                        October 5, 2001



         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                   Very truly yours,

                                                   /s/  Baker Botts L.L.P.